EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Universal Food & Beverage Company
(formerly Cardinal Minerals Inc.)

We consent to the use of our report dated March 24, 2005, with respect to the consolidated balance sheets of Universal Food & Beverage Company (formerly Cardinal Minerals Inc.) (a development stage enterprise) as at December 31, 2004 and 2003, and the related consolidated statements of operations and deficit and cash flows for the years ended December 31, 2004 and 2003 and the period from inception on November 24, 1994 to December 31, 2004, incorporated by reference herein. Our report dated March 24, 2005 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP
Chartered Accountants
Vancouver, Canada
October 17, 2005